Exhibit 99.1

Contact:	Rick McCook Chief Financial Officer 832.601.6089 rick.mccook@usoncology.com

US Oncology Reports Fourth Quarter and Fiscal Year 2006 Results

HOUSTON, TX, February 22, 2007 – US Oncology Holdings, Inc. (“Holdings” or the “Company”), the parent company of US Oncology, Inc. (“US Oncology”), one of the nation’s largest cancer services companies, reported revenue of $721.6 million, EBITDA of $59.5 million, net income of $3.3 million and operating cash flow of $57.1 million for the quarter ended December 31, 2006. For the year ended December 31, 2006, the Company reported revenue of $2,811.4 million, EBITDA of $250.0 million, net income of $26.2 million and operating cash flow of $20.5 million.

The results of Holdings include those of US Oncology, its wholly-owned subsidiary, through which all operations are conducted. The results of operations and financial position of Holdings are substantially identical to those of US Oncology, with the exception of nominal administrative expenses and items related to the capitalization of Holdings. For the quarter ended December 31, 2006, US Oncology reported EBITDA of $59.6 million, net income of $7.5 million and operating cash flow of $56.5 million. For the year ended December 31, 2006, US Oncology reported EBITDA of $250.3 million, net income of $42.0 million and operating cash flow of $43.6 million. Differences between the results of Holdings and US Oncology, as well as selected balance sheet data, are reconciled in this press release.

Dale Ross, Chairman and Chief Executive Officer stated, “We are proud of our 2006 accomplishments. We continued to demonstrate our commitment to advancing integrated outpatient care by investing in our growing pharmaceutical services and cancer center services business lines. At the same time, our successful implementation of initiatives in these areas has provided our investors a more diversified revenue base, and currently over 60% of our EBITDA is generated from these two divisions.

Ross continued, “We have also significantly advanced our evidence-based medicine initiative. During 2006, 171 physicians in our network started utilizing our iKnowMed electronic medical record (“EMR”), bringing the total number of network physicians using that system to 312. We anticipate having over 550 physicians using the EMR by end of 2007. In the fourth quarter of 2006, we also launched a major payer study using data generated by our EMR to assess the efficacy and cost effectiveness of clinical pathways on 2,500 patients treated by our affiliated practices. These and other initiatives are positioning US Oncology as a leader in developing efficient integrated cancer care for both providers and payers.”

US Oncology Holdings Fourth Quarter and Fiscal Year Highlights

•

EBITDA for the fourth quarter of 2006 was $59.5 million, compared to $58.7 million for the fourth quarter of 2005 and $62.5 million in the third quarter of 2006. EBITDA for 2006 was $250.0 million compared to $238.8 million (adjusted) in 2005. The increases over corresponding prior year periods are due to growth in our pharmaceutical services segment primarily as a result of our entry into the pharmaceutical distribution business in late 2005. Partially offsetting pharmaceutical services growth over prior year, and contributing to the decline from the prior quarter, is lower EBITDA generated in the medical oncology segment.

•

Operating cash flow for the year ended December 31, 2006 was $20.5 million, compared with $113.9 million in 2005. The decrease in operating cash flow is primarily due to working capital investments for the Company’s distribution center made during the first quarter of 2006.

•

During 2006, 173 physicians began practicing as part of the US Oncology network. For the same period, 100 physicians separated from the network, including the termination of a service agreement with a group of 35 physicians comprising our last large net revenue model practice and 41 retirements. In the fourth quarter of 2006, our network grew by 38 physicians, which represents over 50 percent of the 2006 net growth.

•

As of December 31, 2006, 54 physicians had executed agreements to join the US Oncology network and are expected to begin practicing under these agreements in 2007. These agreements include a 5 physician practice affiliating under comprehensive service agreements that will expand the geographic reach of the Company’s network. Also, at December 31, three integrated cancer centers were under construction and are expected to begin providing patient care in 2007.

Results of Operations

The Company operates and manages its business through four operating segments. The table below compares the results of the fourth quarter of 2006 and fiscal year 2006, to the results of the corresponding period of the prior year and the preceding quarter (in millions).

	Q4	Q4%		Q3%		Fiscal	Fiscal	%
	2006	2005	Change	2006	Change	2006	2005	Change
Revenue
Medical oncology services	$524.5	$501.6	4.6	$511.5	2.5	$2,080.4	$1,893.3	9.9
Cancer center services	81.8	74.7	9.6	82.4	(0.7)	323.9	292.5	10.8
Pharmaceutical services	520.0	395.2	31.6	508.9	2.2	1,995.7	626.5	218.5	(2)
Research and other	12.5	7.5	67.2	16.0	(21.8)	53.2	43.6	22.1
Eliminations(1)	(417.2)	(314.0)	(32.9)	(420.2)	0.7	(1,641.8)	(337.3)	(386.8	)(2)

Total	$721.6	$665.0	8.5	$698.6	3.3	$2,811.4	$2,518.6	11.6

Operating income (loss)
Medical oncology services	$25.2	$38.1	(33.7)	$31.4	(19.7)	$124.5	$164.0	(24.1)
Cancer center services	19.2	16.4	16.7	19.8	(3.1)	77.5	64.0	21.2
Pharmaceutical services	20.2	11.8	71.0	19.4	4.0	79.8	42.6	87.3
Research and other	0.4	(0.1)	nm (5)	(0.6)	nm (5)	—	(3.9)	nm	(5)
Corporate costs(3)	(27.9)	(29.4)	5.1	(27.9)	—	(117.2)	(129.2)	9.4

Total	$37.1	$36.8	1.0	$42.1	(11.9)	$164.6	$137.5	19.9

EBITDA
Medical oncology services	$25.2	$38.2	(33.9)	$31.4	(19.7)	$124.4	$163.5	(23.9)
Cancer center services	28.9	26.1	10.8	29.2	(0.9)	116.0	103.1	12.5
Pharmaceutical services	21.5	12.7	68.7	20.4	5.0	83.7	43.9	90.6
Research and other	0.6	0.2	nm (5)	(0.4)	nm (5)	0.9	(2.5)	nm	(5)
Corporate costs(3)	(16.7)	(18.5)	10.0	(18.1)	7.7	(75.0)	(83.7)	10.4

Total	$59.5	$58.7	1.4	$62.5	(4.8)	$250.0	$224.3	11.5

Adjusted EBITDA (4)	$59.5	$58.7	1.4	$62.5	(4.8)	$250.0	$238.8	4.7
Net income	$3.3	$4.5	(27.6)	$6.7	(51.6)	$26.2	$19.1	37.0
Operating cash flow	$57.1	$24.2	136.0	$44.1	29.5	$20.5	$113.9	(82.0)

(1)	Eliminations represent the sale of pharmaceuticals from our distribution center (pharmaceutical services segment) to our practices affiliated under comprehensive service agreements (medical oncology segment).
(2)	The distribution center began operations on a limited basis in September 2005, and accordingly, sales to affiliated practices in fiscal 2005 are not comparable to fiscal 2006.
(3)	Corporate costs relate primarily to general and administrative expenses in support of our network.
(4)	In 2005, corporate costs include $14.5 million of long-term incentive compensation expense that is excluded from Adjusted EBITDA.
(5)	Not meaningful.

Medical Oncology Services

In the fourth quarter of 2006, medical oncology services revenue increased 4.6 percent and EBITDA decreased 33.9 percent compared to the fourth quarter of 2005. The revenue increase reflects higher pharmaceutical revenue attributable to growth in our network of medical oncologists and increased revenue on a per physician basis. Partially offsetting the revenue growth, and contributing to the EBITDA decline, were a reduction of the management fees paid by affiliated practices (as discussed below), higher contractual allowances, a January 1, 2006 reduction in payments by Medicare to cancer physicians for providing certain patient care information (the “Medicare Demonstration Project”), the departure from the network of our last large net revenue model practice in April, 2006 and higher drug costs.

Medical oncology services revenue increased 2.5 percent from the third quarter of 2006 and EBITDA decreased 19.7 percent from the third quarter of 2006. The decrease from the third quarter of 2006 is due to higher drug costs and payer contractual allowances, as well as management fee reductions resulting from revisions to certain comprehensive management agreements.

In 2006, medical oncology service revenue increased 9.9 percent, while medical oncology services EBITDA decreased 23.9 percent compared to 2005, as growth in pharmaceutical revenue was offset by the implementation of average sales price based reimbursement by Medicare, a reduction of payments under the Medicare Demonstration Project and a reduction of the management fees paid by affiliated practices. Effective January 1, 2005, Medicare implemented ASP-based reimbursement that resulted in declining reimbursement rates in each quarter of 2005 before stabilizing beginning in the second quarter of 2006.

The involvement of affiliated practices in our medical oncology services segment is important to the success of our pharmaceutical services segment. Effective July 1, 2006, to promote continued support of initiatives in this area, we initiated a program to reduce management fees paid by affiliated practices based upon compliance with distribution efficiency guidelines established by the Company and the profitability of the pharmaceutical services segment. For the quarter and six months ended December 31, 2006, the management fee reduction amounted to $4.6 million and $8.9 million, respectively.

Cancer Center Services

Cancer center services revenue was $81.8 million and EBITDA was $28.9 million for the fourth quarter of 2006, representing increases of 9.6 percent and 10.8 percent, respectively, over the fourth quarter of 2005. On a same-store basis, technology-based treatments provided in our integrated cancer centers increased 4.8 percent compared to fourth quarter of 2005. Also, throughout 2006, the percentage of radiation treatments by the network that were in targeted radiation therapies such as IMRT, which are more complex and therefore typically reimbursed at higher rates, grew.

Fourth quarter cancer center services revenue decreased 0.7 percent and EBITDA decreased 0.9 percent from the third quarter of 2006 reflecting a slight decrease in daily technology-based treatments over the prior quarter.

In 2006, cancer center services revenue increased 10.8 percent and EBITDA increased 12.5 percent reflecting a 2.4 percent increase in same-store volumes, the contribution of additional investments in diagnostic and radiation therapy equipment and the clinical acceptance of targeted radiation therapy.

Pharmaceutical Services

Pharmaceutical services revenue was $520.0 million, an increase of $124.8 million over the fourth quarter of 2005. The increase is due to sales by the distribution center which began operations, on a limited basis in September 2005, revenue growth from practices affiliated through oncology pharmaceutical services (“OPS”) agreements and from services provided to pharmaceutical manufacturers. Pharmaceutical services EBITDA was $21.5 million for the fourth quarter of 2006, an increase of $8.8 million over the comparable prior year period, as incremental earnings from the distribution center were partially offset by lower margins resulting from the renegotiation of a large OPS contract in the third quarter of 2006.

Pharmaceutical services revenue in the fourth quarter of 2006 increased 2.2 percent and EBITDA increased 5.4 percent over the preceding quarter. The EBITDA increase is due to the net addition of 32 physicians affiliated under OPS agreements during the quarter and increased earnings from services provided to manufacturers.

For 2006, pharmaceutical services revenue was $1,995.7 million, an increase of $1,369.2 million over 2005 which primarily reflects the full year of distribution center operations and, to a lesser extent, increased revenue from new OPS affiliations. For the year, EBITDA increased to $83.7 million from $43.9 million due to increased distribution center earnings as well as incremental contribution from services provided to manufacturers.

Corporate Costs

Corporate costs, which represent general and administrative expenses, excluding stock-based compensation, were $16.7 million in the fourth quarter of 2006, compared to $18.5 million in the fourth quarter of 2005 due primarily to lower personnel costs reflecting both corporate cost reduction initiatives and lower current year management incentive compensation expense.

Compared to the third quarter of 2006, corporate costs decreased $1.4 million due primarily to lower management incentive compensation partially offset by the impact of favorable sales tax settlement during 2006 that did not recur in the current period.

In 2006, corporate costs were $75.0 million, a decrease of $8.7 million from 2005. Corporate costs for 2005 included long-term incentive compensation expense of $14.5 million. Excluding this charge, corporate costs increased $5.8 million, or 8.4 percent. The increase is due primarily to higher professional costs in furtherance of strategic initiatives, litigation costs (see “Legal Proceedings”) and increased travel costs in support of practice development and physician recruiting. These incremental costs were partially offset by the impact of favorable sales tax settlements during the year.

Net Income

Net income for the fourth quarter of 2006 was $3.3 million, a decrease of $1.2 million from the fourth quarter of 2005 and a decrease of $3.4 million from the third quarter of 2006. When compared to the fourth quarter of 2005, EBITDA improvement was offset by higher interest expense reflecting additional borrowings and increased interest rates on our floating rate debt. The decrease from the prior quarter is attributable to the EBITDA decline, partially offset by interest income earned on invested cash balances.

For the year, net income increased to $26.2 million in 2006 from $19.1 million in 2005, as increased EBITDA and lower long-term incentive compensation expense were offset by higher interest expense and, to a lesser extent, higher income taxes as a result of incremental income before income taxes for the current fiscal year.

The company currently anticipates that EBITDA for fiscal year 2007 will be approximately $265 million to $275 million. This estimate is a forward-looking statement and is subject to uncertainty. The reader should refer to the Company’s cautionary advice regarding forward-looking statements appearing elsewhere in this news release and in the Company’s filings with the Securities and Exchange Commission.

Cash Flow

During the quarter ended December 31, 2006, operating cash flow was $57.1 million, compared to $44.1 million in the third quarter of 2006 which reflects lower interest payments in the current quarter.

The Company generated operating cash flow of $20.5 million during 2006, compared to $113.9 million in 2005. The decrease in operating cash flow was primarily due to working capital investments of $113.0 million during the first quarter of 2006, principally for inventory and accounts payable at the Company’s distribution center.

In December 2006, the Company completed a private placement of participating preferred and common stock to Morgan Stanley Strategic Investments for proceeds of $150.0 million. Proceeds from the offering, along with cash on hand, were used in January 2007 to pay a $190.0 million dividend to shareholders of record immediately prior to the offering. As of February 20, 2007, the Company had $105.3 million of cash and investments, and availability under the revolving credit facility of $136.7 million.

Development

One of the Company’s ongoing objectives is to expand our network by affiliating with practices in new or existing markets, recruiting physicians into existing affiliated practices and entering into joint ventures. During the fourth quarter of 2006, agreements were signed with 51 physicians, consisting of 37 physicians through practice affiliations and 14 individually recruited physicians, to begin practicing in our network. Also during the quarter, 48 physicians started practicing as part of our network.

Included among the 37 physicians whose practices signed agreements to affiliate with US Oncology, is a practice in a new market in Ohio, as well as practices in Connecticut and South Carolina that have agreed to join existing US Oncology affiliated practices in those states. In January, 2007 a practice in a new market in New York also signed an agreement to affiliate with the Company. The effective date of these affiliations is during the second quarter of 2007. In addition, during the fourth quarter of 2006, two cancer centers opened and commenced operations.

Ross continued, “We are also enjoying great success in our efforts to grow our physician network. We attribute our recent success in completing physician affiliations to the intensifying market pressures on independent oncologists and the success of our operating model in addressing those pressures, as well as enhancements to our development team. During the fourth quarter, 48 physicians started practicing as part of our network and we anticipate that 57 physicians will begin their affiliation with our network in the first and second quarters of 2007.”

Legal Proceedings

On April 18, 2006, the Company terminated its net revenue model comprehensive service agreement with a 35-physician practice in Oklahoma, as a result of alleged breaches of that agreement by the practice. The practice accounted for 4.6 percent and 2.3 percent of the Company’s revenue and EBITDA, respectively, for the first quarter of 2006, and was the last remaining large practice managed under the net revenue model. In October, the Company sold to the practice four cancer centers and associated clinical equipment, furniture, and fixtures used by that practice for cash consideration in the amount of $8.1 million. The Company remains in litigation with this practice regarding termination of its service agreement. As a result of the practice’s alleged breaches of that agreement and the litigation, the Company was unable to collect payments on receivables owned by us and other amounts owed by the practice on a timely basis. At December 31, 2006, the total amount owed to us of $22.5 million is reflected on our balance sheet as other assets. We intend to pursue our claims, including claims for those amounts owed to us, as well as any damages, fees and expenses that we incurred as a result of terminating this service agreement. We also intend to defend against the practice’s allegations that we breached the agreement and that the agreement is unenforceable. As with any complex litigation, the process necessary to resolve this claim may take as long as two to three years.

During the fourth quarter of 2005, we received a subpoena from the United States Department of Justice’s Civil Litigation Division (“DOJ”) requesting a broad range of information about us and our business, generally in relation to our contracts and relationships with pharmaceutical manufacturers. We are in the process of responding to the subpoena and are cooperating fully with the DOJ.

The Company and US Oncology will broadcast the 2006 fourth quarter and year end financial results by conference call on Thursday, February 22, 2006 at 9:00 A.M. Central Standard Time. The archived replay of the event will be available through the news center on the Company’s Web site (www.usoncology.com).

About US Oncology, Inc.

US Oncology, headquartered in Houston, Texas, is one of the nation’s largest cancer treatment and research networks. US Oncology provides extensive services and support to its affiliated cancer care sites nationwide to help them expand their offering of the most advanced treatments and technologies, build integrated community-based cancer care centers, improve their therapeutic drug management programs and participate in many of the new cancer-related clinical research studies. US Oncology is affiliated with 1,067 physicians operating in 425 locations, including 91 radiation oncology facilities in 37 states.

This news release contains forward-looking statements, including statements that include the words “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “projects,” or similar expressions and statements regarding our prospects. All statements other than statements of historical fact included in this news release are forward-looking statements. Although the Company believes that the expectations reflected in such statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Such expectations are subject to risks and uncertainties, including the Company’s reliance on pharmaceuticals for the majority of its revenues, the Company’s ability to maintain favorable pharmaceutical pricing and favorable relationships with pharmaceutical manufacturers and other vendors, concentration of pharmaceutical purchasing and favorable pricing with a limited number of vendors, prescription drug reimbursement and other reimbursement under Medicare (including reimbursement for radiation and diagnostic services), reimbursement for medical services by non-governmental payers and cost-containment efforts by such payers, other changes in the manner patient care is reimbursed or administered, the Company’s ability to service its substantial indebtedness and comply with related covenants in debt agreements, the Company’s ability to fund its operations through operating cash flow or utilization of its existing credit facility or its ability to obtain additional financing on acceptable terms, the Company’s ability to implement strategic initiatives, the Company’s ability to maintain good relationships with existing practices and expand into new markets and development of existing markets, modifications to, and renegotiation of, existing economic arrangements, the Company’s ability to complete cancer centers and PET facilities currently in development and its ability to recover investments in cancer centers, government regulation and enforcement, increases in the cost of providing cancer treatment services and the operations of the Company’s affiliated physician practices. Please refer to the US Oncology Holdings, Inc. filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December, 31, 2005, and subsequent filings, for a more extensive discussion of factors that could cause actual results to differ materially from the Company’s expectations.

Discussion of Non-GAAP Information

In this release, the Company uses the terms “EBITDA” and “Adjusted EBITDA.” EBITDA is earnings before interest, taxes, depreciation and amortization (including amortization of stock compensation) and minority interest expense. Prior to the first quarter of 2006, minority interest expense was treated as a reduction to EBITDA. Adjusted EBITDA excludes compensation expense associated with the Company’s long-term incentive plan incurred during the first quarter of 2005. EBITDA and Adjusted EBITDA are not calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”). These measures are derived from relevant items in the Company’s GAAP financials. A reconciliation of EBITDA and Adjusted EBITDA to net income and operating cash flow is included in this release.

The Company believes EBITDA is useful to investors in evaluating the value of companies in general, and in evaluating the liquidity of companies with debt service obligations and their ability to service their indebtedness. Management uses EBITDA as a key indicator to evaluate liquidity and financial condition, both with respect to the business as a whole and with respect to individual sites in the US Oncology network. The Company’s senior secured credit facility also requires that it comply on a quarterly basis with certain financial covenants that include EBITDA as a financial measure. Management believes that EBITDA is useful to investors, since it provides investors with additional information that is not directly available in a GAAP presentation. Adjusted EBITDA excludes certain items because management believes excluding these items provides a better representation of our ongoing operations.

As a non-GAAP measure, EBITDA should not be viewed as an alternative to the Company’s GAAP financial statements, but should be read as a supplement to, and in conjunction with, the Company’s GAAP financial statements.

US ONCOLOGY HOLDINGS, INC.

KEY OPERATING STATISTICS

(unaudited)

	Q4 2006	Q4 2005	% Change	Q3 2006	% Change	Fiscal 2006	Fiscal 2005	% Change
Physician Summary:

Medical oncologists	686	672	2.1%	680	0.9%	686	672	2.1%

Radiation oncologists	146	140	4.3	148	(1.4)	146	140	4.3

Other oncologists	47	44	6.8	45	4.4	47	44	6.8

Total CSA physicians	879	856	2.7	873	0.7	879	856	2.7

OPS physicians	188	138	36.2	156	20.5	188	138	36.2

Total physicians	1,067	994	7.3	1,029	3.7	1,067	994	7.3

Daily Operating Statistics:

Medical oncology visits (1)	9,918	9,524	4.1	9,599	3.3	9,793	9,356	4.7
Radiation treatments/ diagnostic scans(2)(4)	3,522	3,362	4.8	3,527	(0.1)	3,530	3,363	5.0

Daily Same Store Statistics:

Medical oncology visits (1)	9,804	9,020	8.7	9,481	3.4	9,472	8,813	7.5
Radiation treatments/ diagnostic scans (2)(4)	3,341	3,189	4.8	3,356	(0.4)	3,067	2,995	2.4

Other Statistics:

Radiation oncology facilities(3)(4)(5)	91	94	(3.2)	91	—	91	94	(3.2)

PET systems	33	30	10.0	31	6.5	33	30	10.0

New patients enrolled in research studies during the period	790	730	8.2	645	22.5	2,723	3,363	(19.0)

Accounts receivable days outstanding	38	40	5.0	41	7.3	38	40	5.0

Notes to Key Operating Statistics:

(1)	Medical oncology visits include information for practices affiliated under comprehensive service agreements only, and do not include the results of OPS practices.
(2)	Represents technology-based treatments, including IMRT treatments and diagnostic scans, provided through our integrated cancer centers.
(3)	The fourth quarter of 2006 includes 80 integrated cancer centers and 11 radiation-only facilities while the third quarter of 2006 includes 78 integrated cancer centers and 13 radiation-only facilities. The fourth quarter of 2005 includes 83 integrated cancer centers and 11 radiation-only facilities.
(4)	Radiation treatments/diagnostic scans and facilities do not include cancer centers operated by unconsolidated joint ventures in which the Company or an affiliated practice has a financial interest. Radiation facilities at the end of 2005 restated to exclude three facilities in which the Company and/or its affiliated practice participated in a non-consolidating joint venture with a hospital system.
(5)	Radiation oncology facilities at September 30, 2006 exclude 4 cancer centers operated by a 35-physician net revenue model practice whose management service agreement was terminated in April, 2006. These 4 centers were sold to the disaffiliated practice in October, 2006.

US ONCOLOGY HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(in thousands)

	Three Months Ended December 31,		Three Months Ended September 30, 2006
	2006	2005
Product revenue	$462,184	$434,512	$458,862
Service revenue	259,400	230,438	239,776

Total revenue	721,584	664,950	698,638

Cost of products	460,725	415,951	432,553

Cost of services:
Operating compensation and benefits	114,341	107,655	113,628
Other operating costs	70,256	63,560	71,772
Depreciation and amortization	17,854	17,387	17,578

Total cost of services	202,451	188,602	202,978

Total cost of products and services	663,176	604,553	635,531
General and administrative expense	17,488	19,168	18,404
Depreciation and amortization	3,806	4,399	2,587

	684,470	628,120	656,522

Income from operations	37,114	36,830	42,116

Other income (expense):
Interest expense, net	(29,547)	(28,004)	(30,369)
Minority interests	(660)	(956)	(593)

Income before income taxes	6,907	7,870	11,154
Income tax provision	(3,654)	(3,374)	(4,436)

Net income	$3,253	$4,496	$6,718

US ONCOLOGY HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(in thousands)

	Year Ended December 31,
	2006	2005
Product revenue	$1,822,141	$1,615,943
Service revenue	989,242	902,617

Total revenue	2,811,383	2,518,560

Cost of products	1,753,638	1,545,588

Cost of services:
Operating compensation and benefits	458,006	418,102
Other operating costs	274,665	245,630
Depreciation and amortization	69,351	67,414

Total cost of services	802,022	731,146

Total cost of products and services	2,555,660	2,276,734
General and administrative expense	77,180	72,357
Compensation expense under long-term incentive plan	—	14,507
Depreciation and amortization	13,983	17,504

	2,646,823	2,381,102

Income from operations	164,560	137,458

Other income (expense):
Interest expense, net	(117,088)	(102,543)
Minority interests	(2,388)	(2,003)

Income before income taxes	45,084	32,912
Income tax provision	(18,926)	(13,823)

Net income	$26,158	$19,089

US ONCOLOGY HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2006	2005
Cash flows from operating activities:
Net cash provided by operating activities	$20,517	$113,914

Cash flows from investing activities:
Proceeds from sale of property and equipment	9,261	—
Acquisition of property and equipment	(82,571)	(84,200)
Acquisition of business, net of cash acquired	(31,378)	—
Investment in subsidiaries	(2,450)	—
Payments in practice affiliation transactions	(3,630)	(8,741)
Proceeds from sale of real estate interests in joint venture	—	900
Proceeds from contract separation	—	1,807

Net cash used in investing activities	(110,768)	(90,234)

Cash flows from financing activities:
Proceeds from term loan	100,000	—
Proceeds from senior floating rate notes	—	250,000
Proceeds from other indebtedness	4,522	13,574
Payment of dividends on preferred stock	—	(200,015)
Payment of dividends on common stock	—	(49,985)
Repayment of term loan	(1,000)	(17,912)
Debt financing costs	(714)	(7,953)
Issuance of stock	—	901
Repayment of other indebtedness	(5,051)	(6,528)
Offering costs	(608)
Proceeds from issuance of common stock	99,274	—
Proceeds from issuance of preferred stock	50,726	—
Distributions to minority interests	(2,320)	(1,743)
Contributions from minority interests	1,015	1,414
Proceeds from exercise of options	337	5

Net cash provided by (used in) financing activities	246,181	(18,242)

Increase in cash and equivalents	155,930	5,438
Cash and equivalents:
Beginning of period	125,838	120,400

End of period	$281,768	$125,838

US ONCOLOGY HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEET

(in thousands)

	December 31, 2006	December 31, 2005
ASSETS

Current assets:
Cash and equivalents	$281,768	$125,838
Accounts receivable	341,306	347,224
Other receivables	105,544	84,654
Prepaid expenses and other current assets	21,139	22,531
Inventories	78,381	47,679
Deferred income taxes	—	5,630
Due from affiliates	66,674	55,996

Total current assets	894,812	689,552

Property and equipment, net	393,318	412,334
Service agreements, net	240,100	242,687
Goodwill	757,870	716,732
Other assets	76,126	57,669

	$2,362,226	$2,118,974

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current maturities of long-term indebtedness	$9,397	$10,359
Accounts payable	198,978	237,963
Dividends payable	190,000	—
Due to affiliates	146,683	122,385
Accrued compensation cost	26,854	33,772
Accrued interest payable	30,965	31,792
Income taxes payable	2,334	7,388
Other accrued liabilities	32,565	30,938

Total current liabilities	637,776	474,597

Deferred revenue	8,337	6,971
Deferred income taxes	28,760	28,459
Long-term indebtedness	1,319,664	1,230,871
Other long-term liabilities	8,032	7,894

Total liabilities	2,002,569	1,748,792

Minority interests	14,148	13,069

Preferred stock Series A, 15,000 shares authorized, 13,939 shares issued and outstanding, respectively	312,749	292,716
Preferred stock Series A-1, 2,000 shares authorized, 1,948 and 0 shares issued and outstanding, respectively	50,797	—

Total stockholders’ (deficit) equity	(18,037)	64,397

	$2,362,226	$2,118,974

US ONCOLOGY HOLDINGS, INC.

RECONCILIATION OF NET INCOME AND SELECTED BALANCE SHEET DATA

(in thousands)

(unaudited)

Reconciliation of Holdings Net Income to US Oncology Net Income:

	Three Months Ended December 31, 2006	Year Ended December 31, 2006
Holdings Net Income	$3,253	$26,158

Add back: General and administrative expense	39	232
Interest expense	6,057	24,218
Effective tax rate differential	(1,808)	(8,583)

US Oncology Net Income	$7,541	$42,025

Reconciliation of Selected Balance Sheet Data:

	December 31, 2006
	US Oncology	Holdings combining entries and eliminations	Holdings
Total assets	$2,355,714	$6,512	$2,362,226
Total liabilities	1,760,825	241,744	2,002,569
Preferred stock	—	363,546	363,546
Stockholders’ equity (deficit)	580,741	(598,778)	(18,037)

US ONCOLOGY HOLDINGS, INC.

RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA

(in thousands)

(unaudited)

	Three Months Ended December 31,		Three Months Ended September 30,	Year Ended December 31,
	2006	2005	2006	2006	2005

Net income	$3,253	$4,496	$6,718	$26,158	$19,089
Add back:

Interest expense, net	29,547	28,004	30,369	117,088	102,543
Income tax provision	3,654	3,374	4,436	18,926	13,823
Depreciation and amortization	21,660	21,786	20,165	83,334	84,918
Amortization of stock compensation	746	1,019	262	2,149	3,883
Minority interest expense	660	— (1)	593	2,388	— (1)

EBITDA	59,520	58,679	62,543	250,043	224,256
Plus:

Compensation expense under long-term incentive plan	—	—	—	—	14,507

Adjusted EBITDA	59,520 (2)	58,679	62,543 (2)	250,043 (2)	238,763

Changes in assets and liabilities	29,394	486	15,856	(97,934)	(18,650)
Minority interest expense	—	956	—	—	2,003
Deferred income tax provision	1,414	(4,494)	502	4,422	8,164
Interest expense, net	(29,547)	(28,004)	(30,369)	(117,088)	(102,543)
Income tax provision	(3,654)	(3,374)	(4,436)	(18,926)	(13,823)

Net cash provided by operating activities	$57,127	$24,249	$44,096	$20,517	$113,914

(1)	Effective January 1, 2006, minority interest expense was added back to net income for purpose of determining EBITDA. Had minority interest expense been added back for the quarter and year ended December 31, 2005, Adjusted EBITDA would have amounted to $59.6 million and $240.8 million, respectively.
(2)	US Oncology Holdings incurs certain general and administrative costs that are incremental to the amounts incurred by US Oncology. During the quarter and year ended December 31, 2006, these expenses were $39 thousand and $232 thousand, respectively, and are not included in the determination of US Oncology Adjusted EBITDA of $59.6 million and $250.3 million, respectively, for these periods.

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